CONSENT OF FREDERIK REIDEL

June 27, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Lithium Argentina AG (the "Company")
Amendment No. 1 to the Annual Report on Form 20-F of the Company for the year ended December 31, 2024 (the "Form 20-F/A")

I, Frederik Reidel, hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the "Technical Report"):

  Technical Report titled "SEC Technical Report Summary, Pastos Grandes Project Lithium Resource Estimate, Salta Province, Argentina" with an effective date of December 31, 2024;

and to references to the Technical Report, or portions thereof, included or incorporated by reference in the Form 20-F/A, which is being filed pursuant to the Securities Exchange Act of 1934, as amended, and to the inclusion or incorporation by reference of the information derived from the Technical Report related to me in the Form 20-F/A,  including any quotation from or summarization of the Technical Report. This consent extends to any amendments to the Form 20-F/A.

I also hereby consent to the use of my name in connection with reference to my involvement in the preparation of the Technical Report, to references to the Technical Report, or portions thereof, and to the inclusion or incorporation by reference of the information derived from the Technical Report,  including any quotation from or summarization of the Technical Report, related to me in the registration statements (No. 333-238142, No. 333-227816, and No. 333-282163) on Form S-8. This consent extends to any amendments to the Form S-8s, including post-effective amendments, and any new Form S-8 registration statement filed by the Company incorporating by reference the Form 20-F/A.

I further consent to the filing of the Technical Report as an exhibit to the Form 20-F/A.

/s/ Frederik Reidel

Frederik Reidel, CPG